UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 7, 2012

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors or Certain Officers

On February 7, 2012, James P. Roemer, who has been a member of the Board of Directors of Advent Software, Inc. (the “Company”) since March 2004, notified the Company of his decision to not stand for re-election at the Company’s next Annual Meeting of Stockholders to be held on May 9, 2012. Mr. Roemer will serve the remainder of his term as a director of the Board. Mr. Roemer did not resign as a result of any disagreement with the Company relating to its operations, policies or practices.

Compensatory Arrangements of Certain Officers

On February 8, 2012, Advent Software Inc.’s Compensation Committee (the “Committee”) approved the terms of the 2012 Executive Short-Term Incentive Plan (the “2012 Plan”), which applies to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and executives who are members of our Executive Management Team.

The 2012 Plan has been approved pursuant to the terms of the Advent Software Inc. Executive Incentive Plan (“Executive Incentive Plan”), an incentive compensation plan intended to qualify payments thereunder as “performance-based compensation” under Section 162(m) of the Internal Revenue Code which will be submitted for stockholder approval at our 2012 Annual Meeting of Stockholders.  If the Executive Incentive Plan is not approved by stockholders at the 2012 Annual Meeting of Stockholders, no payments will be made under the 2012 Plan to executive officers who are “covered employees” (as defined for purposes of Section 162(m) of the Internal Revenue Code).

The 2012 Plan is designed to motivate and reward the executives that are members of Advent’s Executive Management Team for short-term achievement of Company objectives.  Under the 2012 Plan, if the Company earns a threshold level of non-GAAP Operating Profit, the Company will pay its CEO, CFO and members of the Executive Management Team a bonus of between 126% to 250% of their 2012 base salary, up to a maximum of $2.5 million, subject to reduction as described below.

The Committee may exercise negative discretion to adjust the awards downward based on Company achievement of Annual Contract Value, Recognized Revenue and Non-GAAP Operating Profit milestones during the 2012 fiscal year, as well as achievement of individual executive goals.  In past years the resulting payout based on these factors has been approximately 45% to 100% of base salary.

For fiscal year 2012, the target bonus and maximum bonus, expressed as a percentage of base salary for the Company’s principal executive officer, principal financial officer and other named executive officers, are as follows:

Officer	Title	Target Bonus	Maximum Bonus
Stephanie DiMarco	CEO	61%	152%
Pete Hess	President, CEO designate	100%	250%
Jim Cox	CFO	60%	149%
John Brennan	SVP	51%	126%
Lily Chang	Chief Technology Officer	(1)	(1)

(1)          Lily Chang retired effective January 31, 2012.

Annual Contract Value (ACV) represents the average contribution to annual revenue from all new term license contracts, Black Diamond and Advent OnDemand sales (consistent with the methodology used to calculate and report ACV in our Annual Report on Form 10-K), plus the estimated average contribution to annual revenue from new data related or other contracts entered into during the year.

Recognized Revenue represents the revenue recognized in earnings by the Company in conformity with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) and is consistent with “Net Revenues” reported in our consolidated financial statements.

Non-GAAP Operating Profit represents income from continuing operations reported as “Income from Continuing Operations” in our consolidated financial statements in accordance with U.S. GAAP, excluding stock-based employee compensation expense, amortization of purchased intangible assets, acquisition-related costs and restructuring charges.

A summary of key terms of the 2012 Plan terms follows:

•                  The Plan is applicable to the Chief Executive Officer, Chief Financial Officer and the Executive Management Team, and based on Company and individual performance.

•                  Individual performance metrics establish the cash bonus to be awarded to each such executive.   The 2012 Plan is an annual plan and is effective for fiscal year 2012. Any cash bonuses earned will be paid by March 15, 2013.

•                  The 2012 Executive Incentive Plan, under which 2012 Plan awards are granted, will be submitted for stockholder approval in our 2012 proxy to allow 2012 Plan awards to qualify as “performance-based compensation” under Section 162m of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ James S. Cox
James S. Cox
Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: February 13, 2012